Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kevin Russell

Aware, Inc.
781-276-4000

Aware, Inc. Reports First Quarter 2018

Financial Results

BEDFORD, MASS. – April 24, 2018 – Aware, Inc. (NASDAQ: AWRE), a leading global provider of biometrics software and solutions, today reported financial results for its first quarter ended March 31, 2018.

Revenue for the first quarter of 2018 was $2.9 million, a decrease of 30% compared to $4.2 million in the same quarter last year. Operating loss in the first quarter of 2018 was $0.7 million compared to operating income of $0.2 million in the first quarter of 2017. The decrease in revenue and resulting operating loss were primarily due to: (i) lower biometrics software license sales; (ii) lower service revenue, and (iii) no income from a patent arrangement that were partially offset by no cost of software licenses and lower cost of services.

Net loss in the first quarter of 2018 was $0.5 million, or $0.02 per diluted share, which compares to net income of $0.3 million, or $0.01 per diluted share, in the same period a year ago.

Kevin Russell, Aware’s chief executive officer and president, said “Our results for the first quarter were below our expectations. We have a number of opportunities that we are working on that we were not able to close in the first quarter. Our pipeline for 2018 looks promising, but we are unable to predict when opportunities will result in revenue. We continue to see interest in our product offerings in the government, commercial and mobile markets.”

Aware also announced today that its Board of Directors has approved a program authorizing the Company to purchase up to $10 million of its common stock. The shares may be purchased from time to time in the open market or through privately negotiated transactions at management's discretion, depending upon market conditions and other factors. The authorization to repurchase Company stock expires on December 31, 2019.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports First Quarter 2018 Financial Results	Page 2

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, iris, and voice capture, sample quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products apply biometrics to enable identity-centric security solutions for applications including banking and payments, border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business xi) our intellectual property is subject to limited protection; xii) we may be sued by third parties for alleged infringement of their proprietary rights; xiii) we must attract and retain key personnel; xiv) we rely on single sources of supply for certain components used in our hardware products; xv) our business may be affected by government regulations and adverse economic conditions; xvi) we may make acquisitions that could adversely affect our results, and xvii) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2017 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports First Quarter 2018 Financial Results	Page 3

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue:
Software licenses	$1,473	$2,486
Software maintenance	1,294	1,253
Services	144	374
Royalties	-	43
Total revenue	2,911	4,156

Costs and expenses:
Cost of software licenses	-	247
Cost of services	50	216
Research and development	1,875	1,857
Selling and marketing	924	915
General and administrative	785	790
Total costs and expenses	3,634	4,025
Patent related income	-	91

Operating income (loss)	(723)	222
Interest income	162	84
Income (loss) before provision for (benefit from) income taxes	(561)	306
Provision for (benefit from) income taxes	(66)	5
Net income (loss)	$(495)	$301

Net income (loss) per share – basic	$(0.02)	$0.01
Net income (loss) per share – diluted	$(0.02)	$0.01

Weighted-average shares – basic	21,547	22,255
Weighted-average shares - diluted	21,573	22,321

Aware, Inc. Reports First Quarter 2018 Financial Results	Page 4

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$50,648	$51,608
Accounts receivable, net	3,498	3,818
Property and equipment, net	4,295	4,304
Deferred tax assets	5,163	5,071
All other assets, net	324	234

Total assets	$63,928	$65,035

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,531	$1,569
Deferred revenue	2,396	2,932
Total stockholders’ equity	60,001	60,534

Total liabilities and stockholders’ equity	$63,928	$65,035

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com